UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) April 16, 2007

QUINTANA MARITIME LIMITED

(Exact name of registrant as specified in its charter)

Marshall Islands	000-51412	98-0454094
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Quintana Maritime Limited

c/o Quintana Management LLC

Pandoras 13 & Kyprou Street

166 74 Glyfada

Greece

(Address of principal executive office)

011-30-210-898-6820

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On April 16, 2007, the Company entered into two shipbuilding contracts with STX Shipbuilding Co., Ltd. of Korea. Under the contracts, the Company has agreed to purchase two 181,000 dwt Capesize vessels for delivery in late 2010 or early 2011 for an aggregate purchase price of approximately $159 million. The Company expects to nominate its right to purchase these vessels to joint ventures in which the Company will hold a 50% interest. The Company expects the remaining 50% of the joint ventures to be owned by Robertson Maritime Investors LLC (“RMI”), an affiliate of Corbin J. Robertson, Jr. and AMCIC Cape Holdings LLC (“AMCIC”), an affiliate of Hans J. Mende. Mr. Robertson is the chairman of our board of directors and the chairman of the Compensation, Nominating and Governance Committee of our board of directors. Mr. Mende is a member of our board of directors.

The Company expects to fund its share of the contributions due to the joint venture in connection with the payment of installments with cash on hand. The joint venture will fund the balance of the installments with cash contributions from RMI and AMCIC as well as borrowings under a proposed credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUINTANA MARITIME LIMITED

By:	/s/ Steve Putman
Steve Putman
Vice President and General Counsel

Dated: April 20, 2007